Exhibit 10.3
185 Berry Street
Suite 400
San Francisco, CA 94107

July 22, 2024
Lindsay Llewellyn 185 Berry Street
Suite 400
San Francisco, CA 94107
Re: New Terms of Employment Dear Lindsay:
This letter will confirm the proposed new terms of your employment with Lyft, Inc. We are very pleased that you will be Lyft’s new Chief Legal Officer. In this role, you will report to our Chief Executive Officer, David Risher. We thank you for your years of valuable service to the Company. We believe that you will add even more value in your new role.
Your new role and the new terms of your employment are subject to the approval of Lyft’s Board of Directors and the Board’s Compensation Committee (the “Committee”). The attached term sheet shows the proposed compensation and other terms for your new role. These terms are being submitted to the Board and/or the Committee for approval. We expect (but cannot guarantee) prompt approval.

Your signature below will confirm your agreement with the new proposed terms of your employment.
Thank you for your help with this matter. Very truly yours,
Lyft, Inc.
By: /s/ Alicia Zuiker
Alicia Zuiker
Chief People Officer
Accepted and Agreed: Lindsay Llewellyn
/s/ Lindsay Llewellyn             Date: July 22, 2024

Terms of Employment for Lindsay Llewellyn
The following sets forth proposed revised terms for the employment of Lindsay Llewellyn (the “Executive”) at Lyft, Inc. (“Lyft”)

1.Position:    Chief Legal Officer, reporting to the Chief Executive Officer of Lyft
(the “CEO”).
2.Effective Date:    The new terms will be effective in July 2024 (the exact date being the “Effective Date”), assuming the terms are approved by the Compensation Committee of Lyft’s Board of Directors (the “Committee”).
3.Base Salary:    $650,000 per year, which is the highest salary currently paid to any Lyft team member other than the CEO. The base salary will be reviewed periodically in accordance with the Company’s standard practices.
4.Retention Bonus:    $500,000, with 50% payable within 30 days after the Effective
Date and the remaining 50% payable within 30 days after the first anniversary of the Effective Date.
The Executive generally must remain employed through the payment date in order to receive the retention bonus. However, if the Executive is terminated by the Company without Cause, any unpaid portion of the retention bonus will be paid to the Executive subject to the Executive signing and not revoking the release of claims required by Lyft’s Executive Change in Control and Severance Plan (the “Severance Plan”). “Cause” will have the same meaning as in the Severance Plan. The Executive must repay a prorated portion of the first 50% payment if the Executive resigns during the first 12 months after the Effective Date.
5.Equity Grants:    The Executive will be granted equity awards with a grant date fair value of $3.3 million. The grants will be made on or shortly after the Effective Date and will be divided into 3 separate awards as shown below. All grants will be subject to the terms of Lyft’s standard forms of award agreement and equity plan. The RSUs will have a vesting start date of August 20, 2024 with the first vesting of 1/12 of the shares on November 20, 2024.
•RSUs with a grant date fair value of $1.5 million, with vesting scheduled quarterly over approximately 3 years and other terms in accordance with Lyft’s standard practices. This grant is intended to ramp the Executive up to the next highest compensation tier.
•RSUs with a grant date fair value of $0.9 million with vesting scheduled quarterly over approximately 3 years and other terms in accordance with Lyft’s standard practices. This grant represents 50% of a total grant of $1.8 million that will be evenly split between RSUs and PSUs.
•PSUs with a grant date fair value of $0.9 million with stock price performance goals and vesting and other terms the same as the other PSUs granted by Lyft in 2024. This grant represents the other 50% of the $1.8 million grant described immediately above.
6.Future Equity Grants:    The Executive will be eligible for additional grants in the future, commensurate with her position and as determined by the Committee.

7.Severance:    The Executive will continue to be eligible for the Severance
Plan, on terms commensurate with her position as the Committee determines in its discretion. As of the Effective Date, Executive’s non-change in control severance benefits under the Severance Plan will be increased to 12 months of base salary, 12 months of COBRA premiums, and 6 months of vesting of time-based awards, all on the terms provided in the Severance Plan.
8.Section 16 Status:    Lyft’s board of directors will consider whether you should be
designated a Section 16 officer at the board’s August 2024     meeting or another near term meeting.

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